Exhibit 3.01
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN PUBLIC EDUCATION, INC.
          American Public Education, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), does hereby certify as follows:
1.	The present name of the Corporation is American Public Education, Inc. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 20, 2002 and was previously amended and restated on August 30, 2002, November 12, 2002, August 2, 2005, and October 31, 2005.

2.	This Fifth Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board”) and by the stockholders of the Corporation in accordance with Sections 228, 242, and 245 of the Delaware General Corporation Law.

3.	Pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware, this Fifth Amended and Restated Certificate of Incorporation restates and integrates and also further amends the provisions of the certificate of incorporation of the Corporation as heretofore amended or supplemented. The certificate of incorporation of the Corporation, as heretofore amended or supplemented, is superseded by this Fifth Amended and Restated Certificate of Incorporation.

4.	This Fifth Amended and Restated Certificate of Incorporation shall become effective upon the time of filing of this Fifth Amended and Restated Certificate of Incorporation with the Delaware Secretary pursuant to Section 103 of the Delaware General Corporation Law.

5.	The certificate of incorporation of the Corporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:
Article 1. NAME
     The name of this corporation is American Public Education, Inc.

Article 2. REGISTERED OFFICE AND AGENT
     The address of this Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of this Corporation’s registered agent at such address is The Corporation Trust Company.
Article 3. PURPOSE AND POWERS
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
Article 4. CAPITAL STOCK
     4.1. Authorized Shares
     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) of such shares shall be Common Stock having a par value of $.01 per share (“Common Stock”), and Ten Million (10,000,000)of such shares shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).
     4.2 Common Stock
          4.2.1. Relative Rights
     The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock set forth in this Fifth Amended and Restated Certificate of Incorporation and in a certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.
          4.2.2. Dividends
     Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation. Any dividends on the Common Stock will not be cumulative.

          4.2.3. Dissolution, Liquidation, Winding Up
     In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.
          4.2.4. Voting Rights
     Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings. Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Section 4.3 of this Article 4 granting the holders of one or more series of Preferred Stock exclusive or special voting powers with respect to any matter, each holder of Common Stock shall have one vote with respect to each share of Common Stock held on all matters voted upon by the stockholders, provided, however, that except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate of Incorporation (including a certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either voting separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fifth Amended and Restated Certificate of Incorporation (including a certificate of designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.
          4.2.5 Stockholder Action
     Subject to the rights of any holders of Preferred Stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent has been expressly approved in advance by the Board of Directors.
     4.3. Preferred Stock
     The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Fifth Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing certificates of designations pursuant to the Delaware General Corporation Law, for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.
     The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following: (1) the number of shares constituting that series and the distinctive designation of that series; (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.
Article 5. BOARD OF DIRECTORS
     5.1. Number; Election
     The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
     5.2. Management of Business and Affairs of the Corporation
     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
     5.3 Limitation of Liability
     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.
Article 6. AMENDMENT OF BYLAWS
     In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.
Article 7. RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION
     The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Fifth Amended and Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Fifth Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 7.

     IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this 14th day of November, 2007.

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Wallace E. Boston, Jr.
	Name:	Wallace E. Boston, Jr.
	Title:	President and Chief Executive Officer